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                                                                    Exhibit 99.1

                        CHENIERE ENERGY INC. NEWS RELEASE

                                                     CONTACT: David E. Castaneda
                                                      INVESTOR & MEDIA RELATIONS
                                                                  1-888-948-2036
                                                        E-mail: LNG@MDCGroup.com

  CHENIERE ENERGY PARTNERS WITH SHERWIN ALUMINA FOR CORPUS CHRISTI LNG FACILITY

Houston - May 15, 2003 - Cheniere Energy, Inc. (AMEX: LNG) announced today that it has entered into a partnership with BPU LLC, an affiliate of Sherwin Alumina, to build an LNG receiving facility on a site adjacent to the Sherwin Alumina plant in Corpus Christi, Texas. The partnership has been named Corpus Christi LNG, L.P. (CCLP).

CCLP will own a 210-acre tract of land and will control approximately 400 additional acres through permanent easements. BPU will contribute the land and certain development costs associated with the project in return for a 33.33% limited partnership interest.

Charif Souki, Chairman and CEO of Cheniere said, "We have been pursuing sites in Corpus Christi for almost three years now and have been working with Sherwin Alumina to explore the feasibility of this site for over a year. We have held numerous meetings with the Navigation District, the Pilots Association, and the Coast Guard and have concluded that this is an ideal site for building an LNG receiving facility. We are gratified to work with our partners at Sherwin Alumina and with the community in Corpus Christi."

Peter Bailey, CEO of Sherwin Alumina said, "We are a prime example of a large employer in Corpus Christi for whom a steady supply of natural gas is vital. We are excited at the prospects of enabling a long-term source of natural gas to be available for Corpus Christi."

Cheniere Energy, Inc. is a Houston-based Gulf of Mexico E&P company and a developer of Liquefied Natural Gas (LNG) receiving terminals. Cheniere conducts exploration in the Gulf using a regional database of 7,000 square miles of PSTM 3D seismic data. Cheniere owns 9% of Gryphon Exploration Company, along with Warburg, Pincus Equity Partners, L.P. who owns 91% after an investment of $85,000,000. Gryphon conducts exploration in the Gulf using a regional database of 20,000 square miles of PSTM 3D seismic data. Cheniere is developing three LNG receiving terminals along the Gulf Coast with locations in Freeport, TX; Corpus Christi, TX; and in Sabine Pass, LA.

Additional information on the company may be found on its website at www.cheniere.com, by contacting the company's investor and media relations department toll-free at (888) 948-2036 or by writing to: LNG@MDCGroup.com.

Except for the historical statements contained herein, this news release presents forward-looking statements that involve risks and uncertainties. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Certain risks and uncertainties inherent in the company's business are set forth in the company's periodic reports that are filed with and available from the Securities and Exchange Commission.

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